Exhibit 5 – SEC Reference 10.3

Operating Agreement May 15,2009

This agreement is between DRS Inc., a Nevada Corporation primarily operating out of the state of Washington and Drywall Recycling Services Inc., a Wyoming Corporation.

This agreement is in connection with a drywall processing warehouse and equipment set up at the Port of Ridgefield located at 111 West Division St., Bldg. #3, Ridgefield, WA 98642 and the Storage Facility located on the Sunnyside-Mabton Road, Sunnyside, WA 98944.

Drywall Recycling Services Inc. will take over the full operating duties and Liabilities of the facility, including but not limited to the following.

•	Making the monthly lease payments for the facility to the Port of Ridgefield starting with the payment due on June 1, 2009.
•	Making the monthly power bill, phone, utilities, etc.
•	Paying any employees they may use.
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Making the truck scale payment that is set up on site. At the end of the lease of this scale, he has the right to purchase it for the amount stated on the lease DRS has for the scale. If they choose to purchase it, it will be owned by them for the lease buyout amount and any applicable fees to the leasing company and they will owe DRS nothing.

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Make the lease payment on one front end loader he chooses to keep at the site. At the end of the lease they have the right to purchase it for the amount stated on the lease DRS has for the scale. If they choose to purchase it, it will be owned by him for the lease buyout amount and any applicable fees to the leasing company and they will owe DRS nothing.

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Make the lease payment on the shaker screen used as part of the processing machine. At the end of the lease they have the right to purchase it for the amount stated on the lease DRS has for the scale. If they choose to purchase it, it will be owned by them for the lease buyout amount and any applicable fees to the leasing company and they will owe DRS nothing.

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Make rent payments to George Guimont and Daniel Mendes in the amount of $1,500 each starting October 1, 2009 for the core processing machine and baler. Drywall Recycling Services Inc. will have the right to purchase the machines for $300,000.

•	Make any other payments for costs associated with this facility,
•	Drywall Recycling Services Inc. will maintain required insurance on the facility and equipment.
•	Drywall Recycling Services Inc. will not show the procesing machine without a non-disclosure/non-compete form being signed. Drywall Recycling Services Inc. will also not build another machine using any technology learned by using this machine, will not sell the technology, and will not compete with DRS Inc. in any other areas or states.
•	Drywall Recycling Services Inc. will also take over the use of and lease payments associated with a Fertilizer Storage Facility located on the Sunnyside-Mabton Highway, Sunnyside, WA 98944.

•	DRS Inc. will maintain control of all other dump facilities that it operates.
•	DRS Inc. will pay Drywall Recycling Services Inc. an amount of $32.50 per ton for scrap sheetrock delivered to the Ridgefield Warehouse.
•	Drywall Recycling Services Inc. will pay DRS for any trucking services provided at the rate of $2.00 per mile at fuel prices established on May 15, 2009.
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DRS Inc., will maintain billing and revenue on product sold, and will pay Drywall Recycling Services Inc. 98% of revenue generated. This will include all fertilizer that is currently stored at the Sunny side warehouse. DRS Inc. will pay Drywall Recycling Services Inc. invoice on or before the 15th of the following month or lose the 2% discount

•	This agreement to go into effect May 15, 2009.